Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Common Unit Repurchase Program

HOUSTON, December 18, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that the board of directors of its general partner authorized the repurchase of up to $150 million of MEMP’s common units.

“This common unit repurchase program reflects our Board of Director’s and management’s commitment to increasing unitholder value. We believe that at recent trading levels, repurchasing MEMP’s common units is a prudent investment, and given our strong balance sheet, we can implement this program and still have sufficient liquidity to grow the partnership through accretive acquisitions and the development of our assets,” said John A. Weinzierl, Chairman and CEO. “Further, despite the recent commodity price volatility, we remain confident in our ability to maintain distributions based on our strong asset base and best in class hedging program.”

Under the program’s terms, units may be repurchased from time to time at MEMP’s discretion on the open market, through block trades or otherwise and are subject to market conditions, applicable legal requirements and other considerations. The authorization is effective immediately. The repurchase program does not obligate MEMP to repurchase any dollar amount or specific number of common units and may be discontinued at any time.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “plan,”

“project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com